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                                 EXHIBIT 10.(p)

                Settlement Agreement dated as of August 31, 1995,
                 between MAPCO Inc. and Frank S. Dickerson, III
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                                August 31, 1995

PERSONAL AND CONFIDENTIAL


Mr. Frank S. Dickerson, III
Senior Vice President, Chief Financial Officer
 and Treasurer
MAPCO Inc.
P.O. Box 645
Tulsa, Oklahoma 74101-0645

Dear Skip:

                 This letter will confirm the settlement of the terms under which you will be terminating employment with MAPCO Inc. ("MAPCO") .

         1. Severance Pay. Concurrently with your signing this Letter Agreement, you have signed officer and director letters of resignation attached hereto and effective September 1, 1995, and it is agreed that you will be an employee of MAPCO through the end of the year at your current salary level and report to me on projects I will assign from time to time. On September 1, 1995, you will be paid, subject to withholding, the sum of $40,110.00 as severance pay which represents one (1) week times your years of service.

         2. Settlement of Claims. On September 1, 1995, you will be paid, without withholding, $185,000.00 which we have agreed is settlement for any and all claims for compensatory damages arising out of your employment with MAPCO or the termination of that employment, based on contract, tort or tort-type rights which may have resulted in personal injury, including claims for breach of contract; wrongful termination of employment; fraud or misrepresentation; defamation; intentional or negligent infliction of emotional distress; and any other claim for unlawful employment action.

         3. Various Benefit Distributions. Your rights under any employee benefit or incentive compensation plan shall be governed by the terms of such plan only as modified specifically by this Letter Agreement. Concerning the Company's Supplemental Executive Retirement Plan ("SERP"), the Company will pay you on January 1, 1996, $210,000.00 which amount represents payment to you in lieu of your present and future benefits under the SERP. You will be eligible to receive a pro rata actual bonus payout, if any, under the Incentive Compensation Plan (ICP) for the period from January 1, 1995 through August 31, 1995 of the
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Frank S. Dickerson, III
August 31, 1995
Page 2

1995 calendar year using the performance measures, targets and adjustments approved by the Compensation Committee for all participants in the ICP. The award shall be paid at the normal payment date in 1996. You shall not be eligible for any other awards under the ICP including the 1997 long-term component.

         4. Health Benefits. Your normal participation in the MAPCO Flex Benefits Plan will cease on January 1, 1996, but you will be eligible for the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") extension at that time. If you so elect COBRA coverage, MAPCO shall waive your monthly COBRA "premiums" for the eighteen-month COBRA period.

                 If you become re-employed with or by any person, firm or corporation, and are eligible for group health care coverage, MAPCO will cease paying your monthly COBRA premiums and it will be your responsibility to continue those payments if you so elect.

                 If you become re-employed prior to June 30, 1997, per the above paragraph, and if you or your spouse are not eligible for group health care coverage, or to the extent specific coverage is denied due to pre-existing condition restrictions under your new employer plan, your COBRA benefits for you or your spouse will continue for such time then remaining, up to the June 30, 1997 expiration date.

         5. Vacation. You will be paid, as soon as practicable after August 31, 1995, vacation entitlement, if due, in accordance with Company vacation benefit policy.

         6. Perks. Any perks which you presently enjoy shall cease as of September 1, 1995, except that (a) your membership in the Southern Hills Country Club shall be yours and MAPCO will relinquish any rights it may have in said membership provided that continuing monthly dues, assessments or other charges shall be your responsibility and (b) MAPCO will pay you on or after September 1, 1995, any amounts remaining unpaid under tax preparation, estate and financial planning reimbursement commitments to you for 1995.

         7. Stock Options. For purposes of the 1986 Stock Option and 1989 Stock Incentive Plans, your deemed retirement date will be close of business August 31, 1995. It is further agreed that under the Non-Qualified Stock Option Agreement covering certain options granted to you effective January 24, 1995, at a closing NYSE price of $53.00, all options thereunder which would otherwise be exercisable in 1996, 1997, and 1998, shall all be deemed vested as of September 1, 1995 and exercisable within the period three (3) years thereafter. Reload or replacement options will not be granted after August 31, 1995.
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Frank S. Dickerson, III
August 31, 1995
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         8.      Outplacement Assistance.  If you so desire, MAPCO will
reimburse you for outplacement services retained by you including job search expenses at a cost of up to $35,000.

         9. Employment Continuation Agreement. The Employment Continuation Agreement executed by you with MAPCO Inc. effective as of December 20, 1989, as amended, shall terminate effective September 1, 1995. The Company represents to you that we currently are unaware of any change-in-control, or potential change-in-control event that could result in the creation of rights, or future rights, under the Employment Continuation Agreement.

         10. Confidentiality. You agree to hold in a fiduciary capacity for the benefit of MAPCO, all secret or confidential information, knowledge or data of the Company obtained by you during your employment by MAPCO Inc. (whether or not developed by you) which is not generally known to the public or recognized as standard practice, including the existence and content of this Letter Agreement and you agree not to communicate or divulge any such information, knowledge or data to any person, firm or corporation except to members of your immediate family, attorneys and professional advisors, or if required by a court or other valid governmental authority.

         11. Computer Equipment and Data Base. Effective September 1, 1995, your access to all management information systems shall cease. Upon request you agree to return all mobile or off-location equipment supplied by the Company, including computer equipment, FAX and mobile telephones.

         12. General Release. You acknowledge and agree that upon execution of this Letter Agreement and the honoring of the commitments set forth herein, MAPCO has performed all of its obligations to you and that you accept the considerations expressed in this Letter Agreement in full satisfaction of all rights arising from and related to your employment by MAPCO; and accordingly, in connection therewith you agree to forever discharge and release MAPCO and its subsidiaries, and the officers, directors and employees of either, from any and all claims and liabilities, known or unknown, which may have otherwise accrued as of or prior to September 1, 1995, including the termination of your employment.

         13. Stock Repurchases. MAPCO will be willing to consider repurchase of Common Stock of the Company held by you, subject to any restrictions or conditions of the Company's current authorized stock repurchase program.
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Frank S. Dickerson, III
August 31, 1995
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         14.     Entire Agreement.  It is understood that the foregoing
contains our entire agreement, and no modifications hereof shall be binding upon either of us unless it is in writing signed by each of us.

                                        Sincerely,

                                        MAPCO Inc.


                                         /s/ James E. Barnes
                                        --------------------------
                                        James E. Barnes


JEB:DWB:lkc

I have read and accept the terms
and conditions of this certain
Letter Agreement dated  August 31, 1995 .
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  /s/ Frank S. Dickerson, III
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Frank S. Dickerson, III

Date:    August 31, 1995
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